Exhibit 99.1

Company Contact:	Investor Contacts:
Pet DRx Corporation	Lippert/Heilshorn & Associates, Inc.
Gregory J. Eisenhauer CFA, EVP & CFO	Bruce Voss (bvoss@lhai.com)
(geisenhauer@petdrx.com)	Don Markley (dmarkley@lhai.com)
(615) 369-1930 — www.petdrx.com	(310) 691-7100 — www.lhai.com
August 14, 2008
PET DRx REPORTS 2008 SECOND QUARTER RESULTS
•	Second Quarter Revenue Increased to $17.9 Million
•	Acquisition of Valley Animal Medical Center
•	NASDAQ Listing
Conference Call Today at 5:00 p.m. Eastern Time
BRENTWOOD, Tenn. (August 14, 2008) — Pet DRx Corporation (Nasdaq: VETS), a provider of veterinary primary care and specialized services to companion animals, today announced financial results for the 2008 second quarter.
Revenue in the second quarter of 2008 was $17.9 million, up 1.1% compared with revenue of $17.7 million in the second quarter of 2007, primarily due to a price increase implemented in the first quarter of 2008.
Hospital contribution margin improved to 7.1% from 4.5% in the prior year second quarter. The improvement was primarily due to reduced costs of medical products and supplies as the Company began centralizing the purchasing of those products. Hospital contribution in the second quarter of 2008 included one-time charges of approximately $0.1 million associated with the consolidation of operations as the Company looks to further leverage efficiencies in its “hub and spoke” strategy. Excluding these one-time charges, the hospital contribution margin would have been 7.8%.
The net loss in the second quarter of 2008 was $5.2 million, or ($0.22) per share, compared with a net loss in the second quarter of 2007 of $3.3 million, or ($0.77) per share (adjusted for merger share conversion ratio). The net loss in the second quarter of 2008 includes interest expense of $2.7 million compared with $1.1 million in the prior year quarter. The increase in interest expense is primarily attributable to one-time charges recorded for the discount and other charges associated with the payoff of debt during the period. The loss from operations in the second quarter of 2008 was $2.7 million, compared with $2.2 million in the same quarter a year ago.
“We are pleased to have grown same store revenue in this challenging economic environment.” said Steven Johnson, President and Chief Operating Officer. “We acquired an additional facility in July which further strengthens our presence in the Coachella Valley in California. We continue to focus on optimizing the productivity and efficiency of our current facilities in California, and remain confident that our strategy of building ‘hub-and-spoke’ networks in high volume markets will provide customers with the best possible service. We also delivered on our goal of moving the trading of Pet DRx securities from the OTC Bulletin Board to the Nasdaq, which has increased our visibility in the financial community.”
Year-to-Date Results
For the six months ended June 30, 2008, Pet DRx reported revenue of $35.8 million, up 26% compared with revenue of $28.4 million for the first six months of 2007. The revenue increase was primarily due to the acquisition of six veterinary hospitals late in the first quarter of 2007. The net loss for the first six months of 2008 was $8.3 million, or ($0.36) per share, compared with a net loss of $5.8 million, or ($1.45) per share (adjusted for merger share conversion ratio), in the first six months of 2007.
2008 Financial Guidance
Pet DRx is temporarily suspending its financial guidance. The company expects to resume guidance following the completion of management’s review of operations and the projected acquisition pipeline.
Management Changes
Pet DRx also announced that Executive Vice President and Chief Financial Officer Gregory Eisenhauer is leaving the Company for personal reasons. He will remain with the Company through November 30, 2008. “We thank Gregg for his contributions in transitioning us from a private company to a public company and we wish him well,” said Johnson.

Conference Call
Pet DRx management will host a conference call on Thursday, August 14, 2008 beginning at 5:00 p.m. Eastern time to discuss second quarter results and to answer questions. Individuals interested in participating in the call should dial (800) 232-9476 from the U.S. or (706) 679-2538 from outside the U.S.
A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation code 58134999. The webcast will be available in the Investors section of the Company’s Web site for 14 days following the completion of the call.
About Pet DRx
Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 25 leading veterinary hospitals in the state of California, which it has organized into unique, regional “hub and spoke” networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.
SAFE HARBOR STATEMENT
Certain statements and information included in this press release, including statements as to the expected operations of the Company, its prospects for growth, and future product and service offerings constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, the effect of competition, decline in demand for the Company’s products or services, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles, the Company’s ability to service its substantial indebtedness, the level of direct costs and the Company’s ability to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, any impairment in the carrying value of the Company’s goodwill and other intangible assets, changes in prevailing interest rates, and general economic conditions. These and other risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q, as well as its current report on Form 8-K/A (Amendment No. 1) filed on April 4, 2008, and the foregoing information should be read in conjunction with these filings. These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.
[tables to follow]

PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$17,922	$17,730	$35,757	$28,403

Direct costs	16,123	16,350	31,737	26,369
Depreciation and amortization expense	501	546	999	839
Stock-based compensation expense	25	5	41	7

Hospital contribution	1,273	829	2,980	1,188

Selling, general and administrative expense	3,507	2,855	7,007	5,417
Depreciation and amortization expense	51	62	88	70
Stock-based compensation expense	379	78	632	96

Loss from operations	(2,664)	(2,166)	(4,747)	(4,395)

Other income (expense):

Interest income	121	28	338	76

Interest expense	(2,735)	(1,124)	(3,887)	(1,472)

Loss before provision for income taxes	(5,278)	(3,262)	(8,296)	(5,791)

Provision for income taxes	(41)	5	(31)	10

Net loss	$(5,237)	$(3,267)	$(8,265)	$(5,801)

Basic and diluted loss per common share	$(.22)	$(0.77)	$(.36)	$(1.45)

Weighted average shares used in computing basic and diluted loss per share	23,655	4,248	23,204	3,998

PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and number of shares)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,045	$2,005
Trade accounts receivable, net	238	179
Inventory	1,138	1,268
Prepaid expenses and other	905	910
Due from related parties	115	238

Total current assets	11,441	4,600

Property and Equipment, net	8,105	7,887
Other assets:
Goodwill	49,190	49,190
Other intangible assets, net	6,707	7,145
Other	303	1,020

Total assets	$75,746	$69,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term obligations, net of debt discount	$2,320	$1,533
Accounts payable	663	6,481
Accrued payroll and other expenses	4,288	5,577
Accrued income taxes	—	189
Due to a related party	96	356
Obligations under capital leases, current portion	416	520

Total Current liabilities	7,783	14,656

Long-term liabilities:
Convertible debt	3,097	11,361
Term notes, less current portion and net of debt discount	5,701	21,532
Obligations under capital leases, less current portion	398	531
Deferred rent	146	97
Other	73	145

Total long term liabilities	9,415	33,666

Total liabilities	17,198	48,322

Stockholders’ equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized Series A: 0 and 9,925,000 shares outstanding as of June 30, 2008 and December 31, 2007, respectively	—	1
Common stock, par value $0.0001, 90,000,000 shares authorized, 23,659,037 and 4,247,632 shares outstanding as of June 30, 2008 and December 31, 2007, respectively, net of 1,361,574 and 0 treasury shares at June 30, 2008 and December 31, 2007, respectively	2	1
Additional paid-in capital	86,696	41,402
Accumulated deficit	(28,150)	(19,884)

Total stockholders’ equity	58,548	21,520

Total liabilities and stockholders’ equity	$75,746	$69,842